Exhibit 23.5

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (File No. 333-205702) (the “Registration Statement”) of Great Western Bancorp, Inc. (the “Company”), the undersigned hereby consents to being named and described as a person anticipated to become a director of the Company in the Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this consent as an exhibit to the Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 20 day of July, 2015.

/s/ James Spies
Name:	James Spies